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                                                                   EXHIBIT 5.1


[COOLEY GODWARD LLP LETTERHEAD]


May 16, 2001


First Virtual Communications, Inc.
3393 Octavius Drive
Santa Clara, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by First Virtual Communications, Inc. (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus/joint proxy statement filed with the Registration Statement (the "Prospectus"). The Registration Statement covers the registration of up to 18,497,177 shares of Common Stock of the Company (the "Shares"), proposed to be issued in connection with the merger between CUseeMe Networks, Inc., a Delaware corporation ("CUseeMe Networks"), and FVC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), as contemplated by the Agreement and Plan of Merger and Reorganization dated as of March 22, 2001 (the "Merger Agreement"), among the Company, Merger Sub and CUseeMe Networks.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We also have assumed that, prior to the issuance of any of the Shares, the Company's stockholders will have approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized shares of Common Stock of the Company to 100,000,000 shares and that such amendment has been filed with and accepted by the Secretary of State of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.


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First Virtual Communications, Inc.
May 16, 2001
Page Two


We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By: /S/ CARL. R. SANCHEZ
    --------------------
    Carl R. Sanchez